                   SUPPLEMENT TO OFFER TO PURCHASE FOR CASH

                           ALL OUTSTANDING SHARES OF
                 CLASS A COMMON STOCK AND CLASS B COMMON STOCK

                                      OF

                               CCH INCORPORATED

                                      AT

                             $55.50 NET PER SHARE

                                      BY

                           WK ACQUISITION SUB, INC.
                           A WHOLLY OWNED SUBSIDIARY

                                      OF

                               WOLTERS KLUWER NV

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
       TIME, ON THURSDAY, JANUARY 4, 1996, UNLESS THE OFFER IS EXTENDED.

                               ----------------

 THE OFFER  IS  CONDITIONED UPON,  AMONG  OTHER THINGS,  THERE  BEING VALIDLY
  TENDERED BY THE EXPIRATION DATE AND  NOT WITHDRAWN AT LEAST THAT NUMBER OF
   SHARES OF  CLASS  A COMMON  STOCK, PAR  VALUE  $1.00 PER  SHARE,  OF CCH
    INCORPORATED  WHICH WOULD  CONSTITUTE  A MAJORITY  OF THE  OUTSTANDING
     SHARES  OF CLASS  A  COMMON  STOCK ON  A  FULLY  DILUTED BASIS.  SEE
      SECTION 14 OF THE OFFER TO PURCHASE.

                               ----------------

 THE BOARD  OF DIRECTORS  OF  CCH INCORPORATED  HAS UNANIMOUSLY  APPROVED THE
  MERGER AGREEMENT,  THE OFFER  AND THE  MERGER, HAS  UNANIMOUSLY DETERMINED
   THAT THE  MERGER IS ADVISABLE  AND THAT THE  TERMS OF THE  OFFER AND THE
    MERGER ARE FAIR  TO, AND IN THE BEST  INTERESTS OF, CCH INCORPORATED'S
     STOCKHOLDERS AND  RECOMMENDS THAT STOCKHOLDERS ACCEPT  THE OFFER AND
      TENDER THEIR SHARES.

                               ----------------

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's shares of Class A Common Stock or Class B Common Stock of the Company (collectively, the "Shares") should either (a) complete and sign the appropriate Letter of Transmittal (the Letter of Transmittal for the Class A Common Stock is BLUE and the Letter of Transmittal for the Class B Common Stock is GREEN) or a manually signed facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificate(s) for such Shares to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

  Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3 of the Offer to Purchase.

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase or this Supplement. Additional copies of the Offer to Purchase, this Supplement, the Letters of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                               ----------------

                     The Dealer Manager for the Offer is:

                                CS First Boston

December 22, 1995

TO HOLDERS OF COMMON STOCK OF
    CCH INCORPORATED:

                                 INTRODUCTION

  The following information amends and supplements the information contained in the Offer to Purchase, dated December 1, 1995 (the "Offer to Purchase"), of WK Acquisition Sub, Inc, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Wolters Kluwer nv, a corporation organized under the laws of The Netherlands ("Parent"), pursuant to which the Purchaser is offering to purchase all outstanding shares of Class A Common Stock, par value $1.00 per share (the "Class A Common Stock"), and Class B Common Stock, par value $1.00 per share (the "Class B Common Stock," and together with the shares of Class A Common Stock, the "Shares"), of CCH Incorporated, a Delaware corporation (the "Company"), at $55.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, this Supplement and in the related Letters of Transmittal (which together constitute the "Offer"). Terms used but not defined herein have the meanings ascribed to them in the Offer to Purchase.

  Except as otherwise set forth in this Supplement, the terms and conditions set forth in the Offer to Purchase and the Letters of Transmittal previously circulated therewith remain applicable in all respects to the Offer, and this Supplement should be read in conjunction with the Offer to Purchase and the Letters of Transmittal.

  THIS SUPPLEMENT AND THE OFFER TO PURCHASE AND THE RELATED LETTERS OF TRANSMITTAL WHICH WERE PREVIOUSLY MAILED TO STOCKHOLDERS CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  Stockholders should follow the procedures for tendering Shares set forth in
Section 3 of the Offer to Purchase. Tendering stockholders may continue to use the Letters of Transmittal, as applicable, previously mailed to stockholders.

  1. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by the Purchaser and Parent to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $1.9 billion. The Purchaser expects to obtain such funds from capital contributions and/or loans from Parent. Parent has received assurances from five banks pursuant to which such banks have agreed to enter into an unsecured multicurrency revolving credit facility (the "Bridge Facility") with Parent to provide an availability in the amount of $1.9 billion, or its equivalent from time to time in certain other currencies on an as available basis.

  Drawings under the Bridge Facility will be available from the date of execution of the definitive credit documentation and may be made thereunder for one-, two-, three- or six-month periods, and each drawing may be made in a minimum amount of $50 million or any integral multiple thereof. Interest on all borrowed amounts is expected to accrue at a rate equal to the London interbank offered rate for the relevant currency plus 10 basis points. Such interest is expected to accrue and be calculated on the basis of the actual number of days elapsed in a year of 360 or 365 days, as is customary for the relevant currency, and be payable at the end of the relevant drawdown period. All amounts outstanding under the Bridge Facility are expected to be due and payable in full on the date which is 364 days following the execution of the definitive credit documentation. The definitive credit documentation will be governed by the laws of the Netherlands and will contain representations and warranties, negative, affirmative and financial covenants, events of default and other terms and conditions customary for such financings.

  Parent currently anticipates that the Bridge Facility will be refinanced in the form of a multicurrency term facility to be entered into by Parent and a syndicate of banks, including the banks party to the definitive credit documentation, on or about March 31, 1996. There can be no assurance, however, that such multicurrency term facility will be entered into by such date and, in addition, Parent may employ alternative methods for refinancing the Bridge Facility, including, without limitation, alternative forms of debt financing, depending on prevailing interest rates and financial and other economic conditions.

  At such time as definitive agreements relating to the financing arrangements described above have been executed or consummated, copies will be filed as exhibits to the Schedule 14D-1.

  2. MISCELLANEOUS. Parent and the Purchaser have filed with the Commission an amendment to the Schedule 14D-1 furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 7 of the Offer to Purchase (except that they will not be available at the regional offices of the Commission).

                                          WK Acquisition Sub, Inc.

December 22, 1995

  Facsimile copies of the Letters of Transmittal, properly completed and duly executed, will be accepted. The Letters of Transmittal, certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its broker, dealer, commercial bank or other nominee to the Depositary as follows:

                       The Depositary for the Offer is:

                   MORGAN GUARANTY TRUST COMPANY OF NEW YORK

           By Mail:                              By Hand:



   Morgan Guaranty Trust     Morgan Guaranty Trust     Morgan Guaranty Trust
          Company             Company of New York       Company of New York
 Corporate Reorganization  c/o State Street Bank and c/o State Street Bank and
        PO Box 8216                  Trust                     Trust
   Boston, MA 02266-8216          61 Broadway           225 Franklin Street
                            Concourse Level, Morgan       Concourse Level
                                    Window                  Boston, MA
                                 New York, NY

     By Overnight Courier:               By Facsimile Transmission:

                                               (617) 774-4519
 Morgan Guaranty Trust Company
       c/o State Street                     Confirm by Telephone:
   Corporate Reorganization                    (617) 774-4501
       500 Victory Road
        Marina Bay MB2
      N. Quincy, MA 02171

  Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of the Offer to Purchase, this Supplement, the Letters of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact its broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                   GEORGESON
                                & COMPANY INC.

                               WALL STREET PLAZA
                           NEW YORK, NEW YORK 10005
                 BANKS AND BROKERS CALL COLLECT (212) 440-9800
                   ALL OTHERS CALL TOLL-FREE (800) 223-2064

                     The Dealer Manager for the Offer is:

                                CS FIRST BOSTON
                               PARK AVENUE PLAZA
                              55 EAST 52ND STREET
                           NEW YORK, NEW YORK 10055
                         CALL TOLL-FREE (800) 704-8076